Exhibit 99.1

Marathon Petroleum Corporation Reports Third-Quarter 2012 Results

•	Continued strong financial performance driven by refining margins

•	Detroit Heavy Oil Upgrade Project nearing completion, on budget and on schedule

•	MPLX initial public offering successful

•	Acquisition of Texas refinery expected to close early 2013

FINDLAY, Ohio, Nov. 1, 2012 – Marathon Petroleum Corporation (NYSE: MPC) today reported third-quarter net income of $1,224 million, or $3.59 per diluted share, compared with net income of $1,133 million, or $3.16 per diluted share, in the third quarter of 2011. For the third quarter of 2012, net income adjusted for special items was $1,129 million, or $3.31 per diluted share, compared with net income adjusted for special items of $1,133 million, or $3.16 per diluted share, in the third quarter of 2011.

	Three Months Ended
	September 30
(In millions, except per-diluted-share data)	2012	2011
Net income	$1,224	$1,133
Adjustments for special items (net of taxes):
Minnesota assets sale settlement gain	(117)	—
Pension settlement expenses	22	—

Net income adjusted for special items(a)	$1,129	$1,133

Net income – per diluted share	$3.59	$3.16
Adjusted net income – per diluted share	$3.31	$3.16
Weighted average shares – diluted	340	357
Revenues and other income	$21,249	$20,653

(a)	Net income adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of net income adjusted for special items.

“MPC’s continued strong operating performance allowed us to leverage favorable market conditions, which led to very strong financial results during the third quarter,” said MPC President and Chief Executive Officer Gary R. Heminger. “Our focus on safe and efficient operations has allowed us to utilize our assets at optimal levels.”

Heminger said the company’s positive financial results were complemented by success in various other areas aimed at increasing future shareholder value.

“Our $2.2 billion Detroit Heavy Oil Upgrade Project is nearly complete,” Heminger said. “The Detroit refinery began its scheduled shutdown and maintenance in September, and we are now progressing toward completing the tie-in of the upgrade project with the existing refinery, with startup expected early this month.” Once the refinery is running at its new capacity of 120,000 barrels per calendar day (bpcd), the plant’s heavy crude oil processing capacity will increase from 20,000 bpcd to 100,000 bpcd.

Early in the third quarter, MPLX LP (MPLX) filed a registration statement with the U.S. Securities and Exchange Commission for an initial public offering (IPO) of common units representing limited partner interests in MPLX. MPC intends for MPLX to become its primary vehicle for ownership, operation and growth of hydrocarbon-based pipelines and other midstream assets. The IPO was priced on Oct. 25, and units are currently trading on the New York Stock Exchange under the ticker symbol “MPLX.”

In October, MPC announced that it had signed a definitive agreement to purchase BP’s 451,000 bpcd refinery in Texas City, Texas, and related assets. The acquisition is expected to close early in 2013 and be accretive to earnings in the first year of operation. “I’m proud to report that we continue executing on our commitment to balance selective investment in the business with returning capital to our shareholders,” Heminger said.

Noting the importance of safe operations to the company’s success, Heminger pointed out that MPC’s 80,000 bpcd Texas City refinery was recently certified as a Voluntary Protection Program Star Worksite by the Occupational Safety and Health Administration. That certification represents the fourth MPC refinery to meet the rigorous safety standards of the federal program. Only about one fifth of U.S. refineries have achieved this certification. “I firmly believe that our commitment to safety is one of the strongest components of our operational advantage in this very challenging industry,” said Heminger. “I’m proud of our employees’ commitment to safety and operational excellence, and I commend all our Texas City refinery personnel on this significant achievement.”

Segment Results

Total income from operations was $1,895 million in the third quarter of 2012, compared with $1,759 million in the third quarter of 2011.

	Three Months Ended
	September 30
(In millions)	2012	2011
Income from Operations by Segment
Refining & Marketing	$1,691	$1,711
Speedway	76	85
Pipeline Transportation	52	56
Items not allocated to segments:
Corporate and other unallocated items	(74)	(93)
Minn. assets sale settlement gain	183	—
Pension settlement expenses	(33)	—

Income from operations	$1,895	$1,759

Refining & Marketing

Refining & Marketing segment income from operations was $1,691 million in the third quarter of 2012, compared with $1,711 million of segment income in the third quarter of 2011. The Refining & Marketing gross margin was relatively unchanged at $13.12 per barrel in the third quarter of 2012, compared with $13.18 per barrel in the third quarter of 2011. The Chicago and U.S. Gulf Coast Light Louisiana Sweet (LLS) 6-3-2-1 blended crack spread increased to $11.81 per barrel in the third quarter of 2012 from $5.98 per barrel in the third quarter of 2011. However, MPC had higher crude oil costs in the third quarter of 2012 relative to the market-based blended crack spread, due to narrower crude oil differentials compared to the benchmark LLS. In addition, MPC had higher planned turnaround and major maintenance expenses in the third quarter of 2012 compared to the same period in 2011.

	Three Months Ended
	September 30
(mbpd = thousand barrels per day)	2012	2011
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,186	1,201
Other charge & blendstocks	159	167

Total	1,345	1,368

Refined product sales volume (mbpd)(a)	1,605	1,610
Refining & Marketing gross margin ($/barrel)(b)	$13.12	$13.18

(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway segment income from operations was $76 million in the third quarter of 2012, compared with $85 million in the third quarter of 2011. The $9 million decrease was primarily the result of a lower gasoline and distillates gross margin and higher expenses, partially offset by an increase in merchandise gross margin. Speedway gasoline and distillates gross margin per gallon averaged 11 cents in the third quarter of 2012, compared with 12.57 cents in the third quarter of 2011.

Speedway same-store merchandise sales decreased 0.8 percent in the third quarter of 2012, compared with a 1.8 percent increase in the third quarter of 2011. Same-store gasoline sales volume decreased 3.9 percent in the third quarter of 2012, compared with a decrease of 1.6 percent in the third quarter of 2011.

	Three Months Ended
	September 30
	2012	2011
Key Speedway Statistics
Gasoline and distillates sales (million gallons)	779	775
Gasoline and distillates gross margin ($/gallon)(a)	$0.1100	$0.1257
Merchandise sales (in millions)	$826	$797
Merchandise gross margin (in millions)	$217	$200
Convenience stores at period end	1,463	1,374
Same-store gasoline sales volume (period over period)	(3.9%)	(1.6%)
Same-store merchandise sales (period over period)	(0.8%)	1.8%

(a)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillates sales volume.

Pipeline Transportation

Pipeline Transportation segment income from operations was $52 million in the third quarter of 2012, compared with $56 million in the third quarter of 2011. The decrease in segment income was primarily due to a decrease in pipeline affiliate income.

	Three Months Ended
	September 30
	2012	2011
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,136	1,205
Refined product pipelines	1,044	1,128

Total	2,180	2,333

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate and Special Items

Corporate and other unallocated expenses decreased $19 million in the third quarter of 2012 compared to the third quarter of 2011. The decrease was primarily due to a decrease in pension expenses associated with a pension plan amendment announced in the second quarter of 2012.

During the third quarter of 2012, MPC recognized a pretax gain of $183 million resulting from the sale of the company’s Minnesota assets in 2010. MPC also recorded pretax pension settlement expenses of $33 million, resulting from the level of employee lump-sum retirement distributions occurring in the third quarter of 2012.

Strong Financial Position and Liquidity

On Sept. 30, 2012, the company had $3.4 billion in cash and cash equivalents, an unused $2 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide the company with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of Sept. 30, 2012, the company’s strong financial position was further reflected by its debt-to-total-capital ratio of 23 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2012 Third-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, Nov. 15. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet.

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About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner, with a crude oil refining capacity of approximately 1.2 million barrels per calendar day in its six-refinery system. Marathon brand gasoline is sold through more than 5,000 independently owned retail outlets across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,460 convenience stores in seven states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

In addition to net income determined in accordance with GAAP, MPC has provided supplemental “net income adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. We believe certain investors use “net income adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “net income adjusted for special items” to compare MPC’s performance to certain competitors.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: our ability to successfully complete the acquisition of BP’s Texas City, Texas, refinery and related logistical assets, including, without limitation, the receipt of regulatory approvals and the satisfaction of other customary closing conditions; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our stock repurchase authorization, including the timing and amounts of any common stock repurchases; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, at http://www.ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In millions, except per-share data)	2012	2011	2012	2011
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$21,047	$20,614	$61,551	$59,165
Sales to related parties	2	2	6	53
Income from equity method investments	7	15	18	41
Net gain on disposal of assets	175	5	178	10
Other income	18	17	28	49

Total revenues and other income	21,249	20,653	61,781	59,318
Costs and expenses:
Cost of revenues (excludes items below)	17,190	16,896	51,288	48,107
Purchases from related parties	84	80	204	1,846
Consumer excise taxes	1,463	1,329	4,271	3,807
Depreciation and amortization	246	227	712	661
Selling, general and administrative expenses	305	299	944	804
Other taxes	66	63	204	190

Total costs and expenses	19,354	18,894	57,623	55,415

Income from operations	1,895	1,759	4,158	3,903
Related party net interest and other financial income	1	—	1	35
Net interest and other financial income (costs)	(26)	(15)	(65)	(39)

Income before income taxes	1,870	1,744	4,094	3,899
Provision for income taxes	646	611	1,460	1,435

Net income	$1,224	$1,133	$2,634	$2,464

Per-share data
Basic:
Net income	$3.61	$3.18	$7.69	$6.91
Weighted average shares:(a)	338	356	342	356
Diluted:
Net income	$3.59	$3.16	$7.65	$6.88
Weighted average shares:(a)	340	357	344	358
Dividends paid	$0.35	$0.20	$0.85	$0.20

(a)	The number of weighted average shares for the periods ended Sept. 30, 2012, reflects the impact of the recently completed share repurchase program.

Supplemental Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions)	2012	2011	2012	2011
Income from Operations by Segment
Refining & Marketing	$1,691	$1,711	$3,959	$3,773
Speedway	76	85	233	198
Pipeline Transportation	52	56	144	161
Items not allocated to segments:
Corporate and other unallocated items	(74)	(93)	(245)	(229)
Minn. assets sale settlement gain	183	—	183	—
Pension settlement expenses	(33)	—	(116)	—

Income from operations	1,895	1,759	4,158	3,903
Net interest and other financial income (costs)	(25)	(15)	(64)	(4)

Income before income taxes	1,870	1,744	4,094	3,899
Income tax provision	646	611	1,460	1,435

Net income	$1,224	$1,133	$2,634	$2,464

Capital Expenditures and Investments(a)
Refining & Marketing	$182	$224	$513	$600
Speedway(b)	59	19	257	121
Pipeline Transportation	71	31	169	69
Corporate and Other(c)	48	31	142	104

Total	$360	$305	$1,081	$894

(a)	Capital expenditures include changes in capital accruals.
(b)	Includes Speedway’s acquisitions of 10 convenience stores in July 2012, 87 convenience stores in May 2012 and 23 convenience stores in May 2011.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
MPC Consolidated Refined Product Sales
Volumes (thousands of barrels per day (mbpd))(a)	1,622	1,625	1,590	1,589
Refining & Marketing (R&M) Operating Statistics
Refinery throughputs (mbpd):
Crude oil refined	1,186	1,201	1,180	1,171
Other charge and blendstocks	159	167	155	183

Total	1,345	1,368	1,335	1,354
Crude oil capacity utilization (percent)(b)	99	105	99	103
Refined product yields (mbpd):
Gasoline	728	724	723	733
Distillates	439	433	420	424
Propane	25	25	25	25
Feedstocks and special products	95	122	109	118
Heavy fuel oil	21	19	18	20
Asphalt	67	63	64	57

Total	1,375	1,386	1,359	1,377
R&M refined product sales volume (mbpd)(c)	1,605	1,610	1,569	1,571
R&M gross margin ($/barrel)(d)	$13.12	$13.18	$10.92	$10.30
Direct operating costs in R&M gross margin ($/barrel)(e):
Planned turnaround and major maintenance	$1.18	$0.36	$1.04	$0.74
Depreciation and amortization	1.44	1.28	1.40	1.29
Other manufacturing(f)	3.16	3.11	3.13	3.19

Total	$5.78	$4.75	$5.57	$5.22
Speedway Operating Statistics
Convenience stores at period end	1,463	1,374
Gasoline and distillates sales (million gallons)	779	775	2,241	2,193
Gasoline and distillates gross margin ($/gallon)(g)	$0.1100	$0.1257	$0.1281	$0.1277
Merchandise sales (millions)	$826	$797	$2,297	$2,203
Merchandise gross margin (millions)	$217	$200	$599	$536
Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd)(h):
Crude pipelines	1,136	1,205	1,150	1,200
Refined product pipelines	1,044	1,128	972	1,039

Total	2,180	2,333	2,122	2,239

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by R&M segment refined product sales volume.
(e)	Per barrel of total refinery throughputs.
(f)	Includes utilities, labor, routine maintenance and other operating costs.
(g)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillates sales volume.
(h)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions)	2012	2011	2012	2011
Segment EBITDA(a)
Refining & Marketing	$1,889	$1,890	$4,533	$4,307
Speedway	105	113	317	280
Pipeline Transportation	65	68	181	195

Total Segment EBITDA(a)	2,059	2,071	5,031	4,782
Total segment depreciation & amortization	(240)	(219)	(695)	(650)
Items not allocated to segments:
Corporate and other unallocated items	(74)	(93)	(245)	(229)
Minn. assets sale settlement gain	183	—	183	—
Pension settlement expenses	(33)	—	(116)	—

Income from operations	1,895	1,759	4,158	3,903
Net interest and other financial income (costs)	(25)	(15)	(64)	(4)

Income before income taxes	1,870	1,744	4,094	3,899
Income tax provision	646	611	1,460	1,435

Net income	$1,224	$1,133	$2,634	$2,464

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by management to assess our operating performance and also is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	September 30, 2012	June 30, 2012
Cash and cash equivalents	$3,387	$1,895
Total debt(a)	3,349	3,335
Stockholders’ equity	11,467	10,326
Debt-to-total-capital ratio (percent)	23	24

Cash provided from operations (quarter ended)	$1,833	$269

(a)	Includes long-term debt due within one year.